Exhibit 10.33

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated January 27, 2017 (the “Effective Date”) by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), and Michael T. Lotze, MD (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company currently employs Executive pursuant to that certain Employment Agreement entered into as of March 22, 2016 by and between the Company and Executive (the “Original Agreement”);

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

WHEREAS, pursuant to Section 8.9 of the Original Agreement, the Company and Executive desire to amend, delete, replace and modify certain provisions of the Original Agreement, and to restate the Original Agreement in its entirety, as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1.          Employment. The Company hereby continues to employ Executive as the Company’s Chief Scientific Officer, and Executive hereby agrees to continue such employment, upon the terms and conditions set forth herein.

2.            Duties.

2.1           Position. Executive shall be employed by the Company in the position of Chief Scientific Officer. Executive shall have the duties and responsibilities consistent with the position of Chief Scientific Officer and such other duties and responsibilities assigned by the Company’s Chief Executive Officer. Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Chief Executive Officer shall reasonably assign from time to time. Executive shall provide his services hereunder from the Company’s offices in Tampa, Florida, or from such other location as the Chief Executive Officer may hereafter from time to time direct or approve.

2.2           Best Efforts/Full-Time.

(a)          Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during normal business hours to advance the interests of the Company. Executive will abide by all policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner that Executive reasonably believes to be in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Executive will take no action which materially harms the business, business interests, or reputation of the Company.

(b)          Executive agrees that Executive will not directly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive.

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(c)          Except as set forth in Section 2.2(d) below, Executive agrees that, during the term of this Agreement, Executive shall work exclusively for the Company. Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company.

(d)          Notwithstanding Sections 2.2(a) and 2.2(c) above, the Parties agree that during the term of this Agreement, Executive may remain on leave from the University of Pittsburgh. As a result of his continued relationship with the University of Pittsburgh, the Parties agree that Executive may perform certain, limited administrative matters related to his participation on a thesis committee. In no case shall this University of Pittsburgh work be provided during normal business hours, interfere with Executive’s duties under this Agreement, or exceed 24 hours per month.

3.            At-Will Employment. Executive’s employment with the Company will be “at- will” and will not be for any specific period of time. As a result, Executive is free to resign at any time, for any or no reason, as Executive deems appropriate. The Company will have a similar right and may terminate Executive’s employment at any time, with or without cause. Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.

4.            Compensation.

4.1           Base Salary. As compensation for the performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary of $400,000.00 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).

4.2           Stock Options. The Company has previously granted Executive stock options to purchase an aggregate of 225,000 shares of the Company’s common stock (“Outstanding Options”). The terms of the Outstanding Options shall remain unchanged and unaffected by this Agreement. Accordingly, provided that Executive is still employed with the Company on the following dates, 112,500 of the Outstanding Options will vest in three installments as follows: (i) twenty percent (20%) of the Outstanding Options, for the purchase of 22,500 shares, shall vest on March 22, 2017; (ii) thirty percent (30%) of the Outstanding Options, for the purchase of 33,750 shares, shall vest on March 22, 2018; and (iii) fifty percent (50%) of the foregoing options, for the purchase of 56,250 shares, shall vest on March 22, 2019. Of the remaining shares, 56,250 shares shall vest upon the successful enrollment of the Company’s first patient in a registration trial. The remaining 56,250 shares shall vest upon the successful submission of a BLA to the FDA. Upon the termination of Executive’s employment with the Company, except as provided herein, the unvested options will be forfeited and returned to the Company.

In addition to the foregoing grant of options, as a performance incentive, Executive shall also be entitled to receive stock option grants under the Company’s stock option plan in such amounts and upon such terms as shall be determined by the Board of Directors, in its sole discretion.

4.3           Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to executive employees, as approved by the Board (the year in which the program is implemented, the “Plan Year”). The target potential amount payable to Executive under the Incentive Plan, if earned, shall be 37.5% of Base Salary.

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Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company, and the condition that Executive is employed by Company on the Incentive Compensation payment date, which shall be on or before March 15th of the year following the Plan Year. The payment of any Incentive Compensation pursuant to this Section 4.3 shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.4           Performance Review. The Company will periodically review Executive’s performance on no less than an annual basis and may increase (but not decrease) Executive’s salary or other compensation, as it deems appropriate in its sole and absolute discretion.

4.5           Customary Fringe Benefits. Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to executive employees and all other employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment (other than Base Salary and Incentive Compensation) are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Executive shall include group health, dental, vision and life insurance and participation in a 401(k) plan. Executive will be eligible to receive paid time off benefits in the form of vacation, sick and holidays.

4.6           Housing Stipend. Executive acknowledges and agrees that Executive will be required to work at the Company’s Tampa, Florida, offices. In order to defray Executive’s (i) housing, meals, and other living expenses while working in Tampa, Florida, and (ii) travel expenses to and from the Company’s Tampa, Florida, facility, commencing for the period from February 1, 2017 through January 31, 2018, the Company will pay Executive $2,000 per month as a housing/living stipend. The foregoing $2,000 monthly payment shall constitute payment in full for any and all of Executive’s housing and other expenses he may incur while travelling to, and staying in Tampa, Florida.

4.7           Business Expenses. Except for the expenses relating to his travels to and from Tampa, Florida, described in Section 4.6, Executive will be reimbursed for all reasonable, out- of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

5.            Confidentiality and Proprietary Agreement. Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), which Executive has signed and is incorporated herein by reference.

6.            Termination of Executive’s Employment.

6.1           Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) a material breach by Executive of this Agreement or the Non-Disclosure Agreement (provided, however, that prior to termination for cause under this clause (i), Executive shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause, if such event can be cured); (ii) the death of Executive or his disability resulting in his inability to perform his reasonable duties assigned hereunder for a period of 180 days; (iii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iv) Executive’s improper use or disclosure of the Company’s confidential or proprietary information; (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform his duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; or (vi) Executive’s continued and repeated failure to perform his duties in a manner, and at the level, requested by the Chief Executive Officer (provided, however, that prior to termination for cause arising under this clause (vi), Executive shall have been given prior notice of Executive’s performance deficiency(ies) and reasonable direction for correcting such deficiency(ies)). Any notice of termination provided by Company to Executive under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure, if curable, the same if such default is a material breach by Executive of this Agreement or the Non-Disclosure Agreement. In the event Executive’s employment is terminated in accordance with this Section 6.1, Executive shall be entitled to receive only the Base Salary. All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

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6.2           Termination Without Cause By The Company/Separation Package. The Company may terminate Executive’s employment under this Agreement without Cause (as defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive (i) Executive’s Base Salary through the date of termination, and (ii) a portion, prorated through the date of termination, of any Incentive Compensation that would have been payable to Executive under Section 4.3 if Executive had remained employed with the Company through March 15 of the year following the Plan Year in which Executive’s employment was terminated. In order to establish the amount of Incentive Compensation payable to Executive, the Company shall, in good faith, estimate which of the individual and company objectives Executive would likely have satisfied had Executive remained in the employ of the Company during the Plan Year. Upon such termination without Cause, any then unvested stock options granted to Executive by the Company will become fully vested and Executive shall have six months from the date of termination within which to exercise his vested options. In addition, upon a termination of Executive’s employment by the Company without Cause, Executive will be eligible to receive a “Severance Payment” equivalent to six months of Executive’s then Base Salary, payable in full within thirty (30) days after termination, provided that Executive first satisfies the Severance Conditions. For purposes of this Agreement, the “Severance Conditions” are defined as (1) Executive’s execution and non-revocation of a full general release, in the form attached hereto as Exhibit A, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Executive’s reaffirmation of Executive’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement. Following payment of the Severance Payment, Base Salary, any Incentive Compensation and any benefits required to be paid in accordance with applicable benefit plans through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.3           Resignation; Termination for Good Reason. Executive shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement. Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination. Executive shall not be entitled to any Severance Payment or any portion of the Incentive Compensation. Notwithstanding the foregoing, Executive has the right upon thirty (30) days written notice to the Company to terminate Executive’s employment for “Good Reason” due to occurrence of any of the following: (i) any failure by the Company to pay, or any reduction by Company of, the base salary or any failure by Company to pay any Incentive Compensation to which Executive is entitled pursuant to Section 4; (ii) the Company creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive; or (iii) a Change of Control occurs in which the Company is not the surviving entity, and the surviving entity fails to offer Executive a position for at least one year at a compensation level at least equal to Executive’s then compensation level under this Agreement. Notwithstanding the foregoing, a change (including a reduction) in Executive’s title and/or management duties shall not constitute “Good Reason.” In the event that Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Base Salary, a prorated portion of the Incentive Compensation, Severance Payment and stock option vesting and exercisability as if Executive were terminated by the Company without Cause under Section 6.2, subject to Executive’s compliance with all of the Severance Conditions. For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board.

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6.4           Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

(b) Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(d) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

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7.            Post-Employment Covenants.

7.1           Non-Competition. In consideration of the various covenants and obligations of the Company pursuant to this Agreement, for a period of 12 months following the termination of the Executive’s employment (the “Restrictive Period”), Executive shall not (either directly or indirectly as an employee, partner, officer, consultant, shareholder or otherwise of any corporation, governmental body, individual, partnership, limited liability company, trust or other entity) promote, distribute or sell any product or service or engage in any business activity that is the same as, substantially similar to or otherwise competitive with the business conducted by the Company and its subsidiaries as of the termination of Executive’s employment, that business being the research and/or commercialization of tumor infiltrating lymphocytes (TIL). Executive understands and agrees that in view of the Company’s worldwide business interests, this limitation similarly applies on a worldwide basis and that such worldwide limitation is reasonable and necessary.

7.2           Non-Solicitation. Executive agrees that during the Restrictive Period, Executive shall not:

(a)          Solicit or in any manner encourage, either directly or indirectly, any employee or consultant of the Company to leave the Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between the Company and its current or prospective employees or consultants; or

(b)          Induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or other business affiliate and the Company.

7.3           Non-Disparagement. Executive agrees, at all times following the Effective Date, not to, directly or indirectly, on his behalf or on behalf of any other person or entity, (a) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company, its subsidiaries or any of their respective affiliates, or its or their respective equityholders, directors, officers, members, managers, partners, employees, representatives or agents, or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any such person or entity or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by Executive, would violate any provision of this Section 7.3; provided, however, that Executive shall not be prohibited by this Section 7.3 from (i) making truthful statements when required by order of a court or other body of competent jurisdiction or as required by law or (ii) solely within the context of seeking judicial enforcement of legal or contractual rights against a person or entity.

7.4           Remedies. Executive acknowledges that the duration of the Restrictive Period and the geographical area of the imposed restrictions are fair and reasonable and are reasonably required for the protection of the Company’s business interests, including its goodwill. The Executive (a) acknowledges that his failure to comply with any requirement of this Section 7 this Agreement will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company’s obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages). If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular provision set forth in this Section 7 too lengthy or the territory too extensive, the other provisions of this Agreement shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to the permissible duration or size, and the Executive shall be bound by such reformed terms.

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8.            General Provisions.

8.1           Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

8.2           Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.3           Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

8.4           Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8.5           Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.6           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of New York.

8.7           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below each party’s signature, or such other address as either party may specify in writing.

8.8           Entire Agreement. This Agreement supersedes and replaces the Original Agreement and constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE:

By:	/s/ MICHAEL LOTZE
Michael Lotze

Address:	5134 Westminster Place
Pittsburgh PA 15232

COMPANY:

Lion Biotechnologies, Inc.

By:	/s/ MARIA FARDIS

Name:	Maria Fardis
Title:	President & Chief Executive Officer
999 Skyway Road, Suite 150
San Carlos, CA 94070

Exhibit A

Form of Release and Waiver of Claims

In consideration for the severance payments and other benefits provided for in the Amended and Restated Executive Employment Agreement, effective as of January 27, 2017 (the “Employment Agreement”), I, Michael Lotze, hereby furnish Lion Biotechnologies, Inc., a Nevada corporation (the “Company”) with the following release and waiver (the “Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement, I hereby generally and completely release the Company and its officers, directors, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”).

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA and that this Release and Waiver is knowing and voluntary. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired. Notwithstanding the foregoing, nothing contained in this Release and Waiver shall waive, release or otherwise diminish any claims that I might have at law or in equity for payment of severance or other benefits to which I am entitled under the terms of the Employment Agreement.

I acknowledge my continuing obligations under my Employee Proprietary Information and Inventions Agreement between me and the Company (the “Confidentiality Agreement”). I understand and agree that my right to the severance pay I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my Confidentiality Agreement.

This Release and Waiver, including the Confidentiality Agreement, and the Employment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Michael Lotze

Dated: